Exhibit 99.1
(Filed herewith)

FOR RELEASE – November 24, 2010

Contact:

Ken Golden

Director, Strategic Public Relations

309-765-5678

Deere Completes Strong Year With Fourth-Quarter Earnings of $457 million

▪                  Income reaches record for quarter on 35 percent gain in net sales and revenues.

▪                  Improvement broad-based with all divisions reporting significantly higher results.

▪                  Performance reflects disciplined execution and sharpened strategic focus.

▪                  Earnings of approximately $2.1 billion forecast for 2011.

MOLINE, Illinois (November 24, 2010) — Net income attributable to Deere & Company was $457.2 million, or $1.07 per share, for the fourth quarter ended October 31, compared with a net loss of $222.8 million, or $0.53 per share, for the same period last year.

Fourth-quarter 2009 earnings were $99.0 million, or $0.23 per share, excluding the impairment of goodwill related to the John Deere Landscapes reporting unit and voluntary employee-separation expenses associated with the formation of the agriculture and turf division. These charges totaled $364.8 million pretax and $321.8 million after-tax, or $0.76 per share, and are included in results of the agriculture and turf operating segment. (Information on non-GAAP financial measures is included in the appendix.)

For fiscal 2010, net income attributable to Deere & Company was $1.865 billion, or $4.35 per share, compared with $873.5 million, or $2.06 per share, last year. Included in the 2009 results were the items cited above, which totaled $380.6 million pretax and $331.8 million after-tax, or $0.78 per share.

Worldwide net sales and revenues for the fourth quarter increased 35 percent, to $7.202 billion, and were up 13 percent, to $26.005 billion, for the full year. Net sales of the equipment operations were $6.564 billion for the quarter and $23.573 billion for full-year 2010, compared with $4.726 billion and $20.756 billion in the prior year.

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“John Deere’s strong performance for the quarter and full year reflects a disciplined approach to executing our business plans and was achieved despite continuing weakness in certain regions and business sectors,” said Samuel R. Allen, chairman and chief executive officer. “Although conditions continued to be positive in the U.S. farm sector, and included a highly favorable sales mix of larger equipment, European agricultural markets remained soft. Deere’s construction equipment sales benefited from somewhat-stronger overall demand but remained far below normal levels.”

Nevertheless, Allen pointed out, the company extended its competitive position by successfully launching advanced new products and expanding its market presence, especially in developing parts of the world. During the quarter, Deere announced a new combine-harvester factory and opened a joint-venture production facility for construction equipment, both in India. Also during the quarter, a definitive agreement was reached to sell Deere’s wind energy business, representing a decision to place more emphasis on core growth opportunities. “We are sharpening our strategic focus by targeting resources on the increasing need for agricultural and construction machinery around the world,” said Allen.

Summary of Operations

Net sales of the worldwide equipment operations increased 39 percent for the quarter and 14 percent for the year. Sales included a favorable currency-translation effect of 1 percent for the quarter and 3 percent for the year and price increases of 3 percent for the quarter and 2 percent for the year. Equipment net sales in the United States and Canada increased 41 percent for the quarter and 14 percent for the year. Outside the U.S. and Canada, net sales were up 36 percent for the quarter and 14 percent for the year, with a favorable currency-translation effect of 5 percent for the year.

Deere’s equipment operations reported operating profit of $716 million for the quarter and $2.909 billion for the year, compared with an operating loss of $22 million and operating profit of $1.365 billion for the periods last year. Benefiting the quarter were higher shipment and production volumes and improved price realization, partially offset by higher incentive-compensation expenses and an increase in raw material costs. Full-year results reflected higher shipment and production volumes, improved price realization, the favorable effects of foreign exchange and lower raw-material costs.

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These factors were partially offset by increased postretirement-benefit and incentive-compensation expenses. As noted, last year’s results included a goodwill-impairment charge and voluntary employee-separation expenses.

Net income of the company’s equipment operations, including noncontrolling interests, was $357 million for the quarter and $1.492 billion for the year, compared with a net loss of $201 million and net income of $677 million for the respective periods last year. In addition to the operating factors noted above, unfavorable tax effects were included in last year’s fourth-quarter results.

Financial services reported net income attributable to Deere & Company of $98.4 million for the quarter and $372.5 million for the full year compared with a net loss of $15.3 million and net income of $202.5 million for the comparable periods last year. Results increased for the quarter primarily due to last year’s reversal and deferral of wind energy tax credits eligible for cash grants, a lower provision for credit losses, improved financing spreads and growth in the portfolio. Partially offsetting these items was a write-down of wind energy assets held for sale to fair value. Full-year results were higher mainly due to improved financing spreads and a lower provision for credit losses.

Company Outlook & Summary

Company equipment sales are projected to be up 10 to 12 percent for fiscal 2011 and up about 34 percent for the first quarter compared with the same periods of the previous year. Included is an unfavorable currency-translation impact of about 1 percent for the year and about 2 percent for the quarter. Net income attributable to Deere & Company is anticipated to be approximately $2.1 billion for the full year.

2011 will be a year of record new-model introductions for the company, due in large part to the implementation of more rigorous global emissions standards. Deere’s earnings forecast reflects the complexity of transitioning to these new equipment models as well as increased product costs to comply with the regulations. In addition, the company projects higher raw-material costs in 2011 and a less favorable sales mix in the Agriculture and Turf division.

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With Deere’s strong 2010 performance, the company remains well-positioned to capitalize on powerful global economic trends, Allen noted. “Thanks in large part to the dedication and hard work of our employees, dealers and suppliers worldwide, our plans for helping meet the world’s growing need for food and infrastructure are well on track and moving ahead at an accelerated rate,” he said. “We remain highly confident about the company’s future prospects and our ability to deliver significant value to customers and investors.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 33 percent for the quarter and 10 percent for the full year largely due to higher shipment volumes and improved price realization. In addition, sales for the year were affected favorably by currency translation.

Operating profit was $662 million for the quarter and $2.790 billion for the full year, compared with last year’s quarterly operating loss of $24 million and annual operating profit of $1.448 billion. For the quarter, operating profit rose primarily due to higher shipment and production volumes and improved price realization, partially offset by higher incentive-compensation expenses and increased raw-material costs. Full-year results showed improvement largely due to higher shipment and production volumes, improved price realization, the favorable effects of foreign exchange and lower raw-material costs. These factors were partially offset by higher postretirement-benefit and incentive-compensation expenses. As cited, last year’s results were affected by a goodwill-impairment charge and voluntary employee-separation expenses.

Construction & Forestry. Construction and forestry sales climbed 75 percent for the quarter and 41 percent for the full year, resulting in operating profit of $54 million for the quarter and $119 million for the year. Last year the division had operating profit of $2 million for the quarter and an operating loss of $83 million for the year. The quarter benefited from significantly higher shipment and production volumes, partially offset by higher incentive-compensation expenses, increased raw-material costs and higher postretirement-benefit expenses. Full-year results improved mainly due to higher

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shipment and production volumes, partially offset by an increase in postretirement-benefit and incentive-compensation expenses.

Market Conditions & Outlook

Agriculture & Turf.  Worldwide sales of Deere’s Agriculture and Turf division are forecast to increase by 7 to 9 percent for full-year 2011, benefiting from generally favorable global farm conditions. Farmers in most of the company’s key markets are experiencing solid levels of income due to strong global demand for agricultural commodities, low grain stocks in relation to use, and high prices for crops such as corn, wheat, soybeans, sugar and cotton.

After increasing in 2010, industry farm-machinery sales in the United States and Canada are forecast to be about flat in 2011 as a result of production limits and transitional issues associated with the broad launch of Interim Tier 4-compliant equipment.

Industry sales in Western Europe are forecast to increase 5 to 10 percent, while sales in Central Europe and the Commonwealth of Independent States are expected to see moderate gains from the depressed level of 2010. Industry sales in Asia also are forecast to grow moderately.

In South America, industry sales are projected to be flat in 2011 relative to the strong levels of 2010, although Deere’s sales in the region are expected to benefit from a broader lineup of recently introduced products.

Industry sales of turf and utility equipment in the United States and Canada are expected to be flat after experiencing some recovery in 2010.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to rise by 25 to 30 percent for full-year 2011. The increase reflects market conditions that are somewhat improved in relation to the relatively low level of the prior year. In addition, sales to independent rental companies are expected to see further growth. World forestry markets are expected to move significantly higher as a result of improved wood and pulp prices.

Credit. Full-year 2011 net income for Deere’s credit operations is forecast to be approximately $360 million. The forecast increase from 2010 primarily is due to growth in the portfolio.

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John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $96.7 million for the fourth quarter and $319.4 million for the year, compared with $21.2 million and $149.2 million for the respective periods last year. Results were better for the quarter primarily due to a lower provision for credit losses, improved financing spreads, growth in the portfolio and lower losses in construction-equipment operating lease residual values. Full-year results were higher mainly due to improved financing spreads and a lower provision for credit losses.

Net receivables and leases financed by JDCC were $20.854 billion at October 31, 2010, compared with $18.965 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including

Deere Announces Fourth-Quarter Earnings	10

those in the U.S., Russia, and Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  The current economic conditions and outlook in certain sectors have dampened demand for certain equipment.

Customer and company operations and results could be affected by changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats (including those in Mexico); wars and other conflicts and the threat thereof; and the spread of major epidemics (including H1N1 and other influenzas).

Significant changes in market liquidity conditions could impact access to funding and associated funding costs, which could reduce the company’s earnings and cash flows.  Market conditions could also negatively impact customer access to capital for purchases of the company’s products; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A sovereign debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, customers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and

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results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4 and Final Tier 4 emission requirements), noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates and regulations; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer purchasing behavior in response to changes in equipment design to meet government regulations and other standards; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow

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requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market volatility increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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APPENDIX

DEERE & COMPANY

SUPPLEMENTAL STATEMENT OF CONSOLIDATED INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in conformity with accounting principles generally accepted in the United States (GAAP), the company also discusses non-GAAP measures that exclude goodwill impairment and voluntary employee separation items of significance.  Net income (loss) attributable to Deere & Company and diluted earnings per share measures that exclude these items are not in accordance with, nor are they a substitute for, GAAP measures.  The company believes that discussion of results excluding these items provides a useful analysis of ongoing operating trends.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months ended October 31, 2009.

	Three Months Ended October 31, 2009
	Net Income (Loss) Attributable to Deere & Company	Diluted Earnings Per Share

GAAP measure	$(222.8)	$(.53)

Goodwill impairment and voluntary employee separation expenses	321.8	.76

Non-GAAP measure	$99.0	$.23

Deere Announces Fourth-Quarter Earnings	14

Fourth Quarter and 2010 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended October 31			Twelve Months Ended October 31
			%			%
	2010	2009	Change	2010	2009	Change

Net sales and revenues:
Agriculture and turf	$5,406	$4,065	+33	$19,868	$18,122	+10
Construction and forestry	1,158	661	+75	3,705	2,634	+41
Total net sales	6,564	4,726	+39	23,573	20,756	+14
Credit revenues	516	497	+4	1,977	1,930	+2
Other revenues	122	111	+10	455	426	+7
Total net sales and revenues	$7,202	$5,334	+35	$26,005	$23,112	+13

Operating profit (loss): *
Agriculture and turf	$662	$(24)		$2,790	$1,448	+93
Construction and forestry	54	2		119	(83)
Credit	128	17	+653	465	223	+109
Other	11	11		34	19	+79
Total operating profit	855	6		3,408	1,607	+112
Other reconciling items **	(398)	(229)	+74	(1,543)	(734)	+110
Net income (loss) attributable to Deere & Company	$457	$(223)		$1,865	$873	+114

Equipment operations outside the U.S. and Canada:
Net sales	$2,472	$1,822	+36	$8,779	$7,734	+14
Operating profit (loss)	74	(9)		607	236	+157

*

Operating profit (loss) is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

**

Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, income taxes and net income attributable to noncontrolling interests.

15

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended October 31, 2010 and 2009
(In millions of dollars and shares except per share amounts) Unaudited

	2010	2009

Net Sales and Revenues
Net sales	$6,563.7	$4,726.3
Finance and interest income	474.6	473.7
Other income	163.7	134.1
Total	7,202.0	5,334.1

Costs and Expenses
Cost of sales	4,908.5	3,898.7
Research and development expenses	294.4	258.7
Selling, administrative and general expenses	842.0	794.0
Interest expense	192.6	249.3
Other operating expenses	214.2	188.6
Total	6,451.7	5,389.3

Income (Loss) of Consolidated Group before Income Taxes	750.3	(55.2)
Provision for income taxes	295.3	161.4
Income (Loss) of Consolidated Group	455.0	(216.6)
Equity in income (loss) of unconsolidated affiliates	4.3	(6.3)
Net Income (Loss)	459.3	(222.9)
Less: Net income (loss) attributable to noncontrolling interests	2.1	(.1)
Net Income (Loss) Attributable to Deere & Company	$457.2	$(222.8)

Per Share Data
Basic	$1.08	$(.53)
Diluted	$1.07	$(.53)

Average Shares Outstanding
Basic	423.6	423.1
Diluted	429.1	423.1

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2010 and 2009
(In millions of dollars and shares except per share amounts) Unaudited

	2010	2009
Net Sales and Revenues
Net sales	$23,573.2	$20,756.1
Finance and interest income	1,825.3	1,842.1
Other income	606.1	514.2
Total	26,004.6	23,112.4

Costs and Expenses
Cost of sales	17,398.8	16,255.2
Research and development expenses	1,052.4	977.0
Selling, administrative and general expenses	2,968.7	2,780.6
Interest expense	811.4	1,042.4
Other operating expenses	748.1	718.0
Total	22,979.4	21,773.2

Income of Consolidated Group before Income Taxes	3,025.2	1,339.2
Provision for income taxes	1,161.6	460.0
Income of Consolidated Group	1,863.6	879.2
Equity in income (loss) of unconsolidated affiliates	10.7	(6.3)
Net Income	1,874.3	872.9
Less: Net income (loss) attributable to noncontrolling interests	9.3	(.6)
Net Income Attributable to Deere & Company	$1,865.0	$873.5

Per Share Data
Basic	$4.40	$2.07
Diluted	$4.35	$2.06

Average Shares Outstanding
Basic	424.0	422.8
Diluted	428.6	424.4

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2010 and 2009

(In millions of dollars) Unaudited

	2010	2009
Assets
Cash and cash equivalents	$3,790.6	$4,651.7
Marketable securities	227.9	192.0
Receivables from unconsolidated affiliates	38.8	38.4
Trade accounts and notes receivable - net	3,464.2	2,616.9
Financing receivables - net	17,682.2	15,254.7
Restricted financing receivables – net	2,238.3	3,108.4
Other receivables	925.6	864.5
Equipment on operating leases - net	1,936.2	1,733.3
Inventories	3,063.0	2,397.3
Property and equipment - net	3,790.7	4,532.2
Investments in unconsolidated affiliates	244.5	212.8
Goodwill	998.6	1,036.5
Other intangible assets - net	117.0	136.3
Retirement benefits	146.7	94.4
Deferred income taxes	2,477.1	2,804.8
Other assets	1,194.0	1,458.4
Assets held for sale	931.4
Total Assets	$43,266.8	$41,132.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,534.5	$7,158.9
Payables to unconsolidated affiliates	203.5	55.0
Accounts payable and accrued expenses	6,481.7	5,371.4
Deferred income taxes	144.3	167.3
Long-term borrowings	16,814.5	17,391.7
Retirement benefits and other liabilities	5,784.9	6,165.5
Total liabilities	36,963.4	36,309.8
Total Deere & Company stockholders’ equity	6,290.3	4,818.7
Noncontrolling interests	13.1	4.1
Total stockholders’ equity	6,303.4	4,822.8
Total Liabilities and Stockholders’ Equity	$43,266.8	$41,132.6

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Years Ended October 31, 2010 and 2009
(In millions of dollars) Unaudited

	2010	2009
Cash Flows from Operating Activities
Net income	$1,874.3	$872.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	106.4	231.8
Provision for depreciation and amortization	914.8	873.3
Goodwill impairment charges	27.2	289.2
Share-based compensation expense	71.2	70.5
Undistributed earnings of unconsolidated affiliates	(2.2)	7.0
Provision for deferred income taxes	175.0	171.6
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(1,100.6)	481.8
Inventories	(1,052.7)	452.5
Accounts payable and accrued expenses	1,057.7	(1,168.3)
Accrued income taxes payable/receivable	22.1	(234.2)
Retirement benefits	(154.1)	(27.9)
Other	343.1	(35.4)
Net cash provided by operating activities	2,282.2	1,984.8

Cash Flows from Investing Activities
Collections of receivables	11,047.1	11,252.0
Proceeds from sales of financing receivables	6.3	12.2
Proceeds from maturities and sales of marketable securities	38.4	825.1
Proceeds from sales of equipment on operating leases	621.9	477.3
Government grants related to property and equipment	92.3
Proceeds from sales of businesses, net of cash sold	34.9
Cost of receivables acquired	(12,493.9)	(11,234.2)
Purchases of marketable securities	(63.4)	(29.5)
Purchases of property and equipment	(761.7)	(906.7)
Cost of equipment on operating leases acquired	(551.1)	(401.4)
Acquisitions of businesses, net of cash acquired	(45.5)	(49.8)
Other	(34.4)	(2.0)
Net cash used for investing activities	(2,109.1)	(57.0)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	756.0	(1,384.8)
Proceeds from long-term borrowings	2,621.1	6,282.8
Payments of long-term borrowings	(3,675.7)	(3,830.3)
Proceeds from issuance of common stock	129.1	16.5
Repurchases of common stock	(358.8)	(3.2)
Dividends paid	(483.5)	(473.4)
Excess tax benefits from share-based compensation	43.5	4.6
Other	(41.4)	(141.9)
Net cash provided by (used for) financing activities	(1,009.7)	470.3

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(24.5)	42.2

Net Increase (Decrease) in Cash and Cash Equivalents	(861.1)	2,440.3
Cash and Cash Equivalents at Beginning of Year	4,651.7	2,211.4
Cash and Cash Equivalents at End of Year	$3,790.6	$4,651.7

See Condensed Notes to Interim Financial Statements.

Condensed Notes to Interim Financial Statements (Unaudited)

(1)

In the first quarter of 2010, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation (FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements). ASC 810 requires that noncontrolling interests are reported as a separate line in stockholders’ equity. The net income for both Deere & Company and the noncontrolling interests are included in “Net Income.” The “Net income (loss) attributable to noncontrolling interests” is deducted from “Net Income” to determine the “Net Income Attributable to Deere & Company,” which will continue to be used to determine earnings per share. As required, the presentation and disclosure requirements were adopted through retrospective application, and the consolidated financial statement prior period information has been adjusted accordingly. The adoption did not have a material effect on the Company’s consolidated financial statements.

(2)

In the fourth quarter of 2009, the Company recorded a non-cash charge in cost of sales for the impairment of goodwill of approximately $289 million pretax, or $274 million after-tax. The charge was associated with the John Deere Landscapes reporting unit, which is included in the agriculture and turf operating segment. The key factor contributing to the goodwill impairment was a decline in the reporting unit’s forecasted financial performance as a result of weak economic conditions.

(3)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2010	2009	2010	2009
Dividends declared	$.30	$.28	$1.16	$1.12
Dividends paid	$.30	$.28	$1.14	$1.12

(4)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of the assumed exercise of stock options. In the fourth quarter of 2009, this effect was antidilutive.

(5)	Comprehensive income (loss), which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

		Three Months Ended October 31		Twelve Months Ended October 31
		2010	2009	2010	2009
	Net income (loss)	$459.3	$(222.9)	$1,874.3	$872.9
	Other comprehensive income (loss), net of tax:
	Retirement benefits adjustment	(154.1)	(2,446.0)	158.0	(2,536.6)
	Cumulative translation adjustment	157.2	153.5	35.7	327.4
	Unrealized gain (loss) on derivatives	.9	10.3	14.9	(4.0)
	Unrealized gain on investments	1.4	1.4	5.0	7.8
	Comprehensive income (loss)	$464.7	$(2,503.7)	$2,087.9	$(1,332.5)

(6)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 7 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations, with Financial Services reflected on the equity basis. The supplemental “Financial Services” data in Note 7 include primarily Deere & Company’s credit operations.

(7) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended October 31, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Net Sales and Revenues
Net sales	$6,563.7	$4,726.3
Finance and interest income	16.9	23.3	$512.5	$506.4
Other income	104.9	78.0	79.6	62.1
Total	6,685.5	4,827.6	592.1	568.5

Costs and Expenses
Cost of sales	4,908.9	3,899.3
Research and development expenses	294.4	258.7
Selling, administrative and general expenses	725.9	633.4	118.3	162.9
Interest expense	50.3	42.6	154.0	216.5
Interest compensation to Financial Services	43.7	46.3
Other operating expenses	50.5	29.8	181.3	161.8
Total	6,073.7	4,910.1	453.6	541.2

Income (Loss) of Consolidated Group before Income Taxes	611.8	(82.5)	138.5	27.3
Provision for income taxes	254.9	118.5	40.4	42.9
Income (Loss) of Consolidated Group	356.9	(201.0)	98.1	(15.6)

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Credit	91.4	(22.5)	.3	.2
Other	11.0	.7
Total	102.4	(21.8)	.3	.2
Net Income (Loss)	459.3	(222.8)	98.4	(15.4)
Less: Net income (loss) attributable to noncontrolling interests	2.1			(.1)
Net Income (Loss) Attributable to Deere & Company	$457.2	$(222.8)	$98.4	$(15.3)

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Years Ended October 31, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Net Sales and Revenues
Net sales	$23,573.2	$20,756.1
Finance and interest income	64.8	77.7	$1,975.1	$2,037.3
Other income	386.2	337.1	322.5	246.0
Total	24,024.2	21,170.9	2,297.6	2,283.3

Costs and Expenses
Cost of sales	17,400.3	16,256.9
Research and development expenses	1,052.4	977.0
Selling, administrative and general expenses	2,496.0	2,262.4	482.9	528.3
Interest expense	184.1	162.6	670.1	924.8
Interest compensation to Financial Services	186.3	227.9
Other operating expenses	177.9	186.5	646.7	588.7
Total	21,497.0	20,073.3	1,799.7	2,041.8

Income of Consolidated Group before Income Taxes	2,527.2	1,097.6	497.9	241.5
Provision for income taxes	1,035.2	420.3	126.4	39.7
Income of Consolidated Group	1,492.0	677.3	371.5	201.8

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	350.4	189.7	.9	.5
Other	32.0	6.1
Total	382.4	195.8	.9	.5
Net Income	1,874.4	873.1	372.4	202.3
Less: Net income (loss) attributable to noncontrolling interests	9.4	(.4)	(.1)	(.2)
Net Income Attributable to Deere & Company	$1,865.0	$873.5	$372.5	$202.5

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
As of October 31, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Assets
Cash and cash equivalents	$3,348.3	$3,689.8	$442.3	$961.9
Marketable securities			227.9	192.0
Receivables from unconsolidated subsidiaries and affiliates	1,712.6	461.4	1.6
Trade accounts and notes receivable - net	999.8	775.4	2,979.7	2,345.5
Financing receivables – net	9.4	5.4	17,672.8	15,249.3
Restricted financing receivables - net			2,238.3	3,108.4
Other receivables	889.5	734.4	49.4	130.8
Equipment on operating leases – net			1,936.2	1,733.3
Inventories	3,063.0	2,397.3
Property and equipment –net	3,722.4	3,457.2	68.3	1,075.1
Investments in unconsolidated subsidiaries and affiliates	3,420.2	3,164.6	7.0	6.5
Goodwill	998.6	1,036.5
Other intangible assets – net	113.0	136.3	4.0
Retirement benefits	145.8	93.2	31.4	10.2
Deferred income taxes	2,737.1	2,932.9	103.2	91.7
Other assets	381.2	399.6	812.9	1,059.3
Assets held for sale			931.4
Total Assets	$21,540.9	$19,284.0	$27,506.4	$25,964.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$85.0	$489.7	$7,449.5	$6,669.2
Payables to unconsolidated subsidiaries and affiliates	205.2	54.9	1,673.7	422.9
Accounts payable and accrued expenses	5,757.1	4,614.0	1,253.3	1,262.8
Deferred income taxes	92.0	93.7	415.5	293.4
Long-term borrowings	3,328.6	3,072.5	13,485.9	14,319.2
Retirement benefits and other liabilities	5,771.6	6,138.3	43.8	36.3
Total liabilities	15,239.5	14,463.1	24,321.7	23,003.8
Total Deere & Company stockholders’ equity	6,290.3	4,818.7	3,182.7	2,958.3
Noncontrolling interests	11.1	2.2	2.0	1.9
Total stockholders’ equity	6,301.4	4,820.9	3,184.7	2,960.2
Total Liabilities and Stockholders’ Equity	$21,540.9	$19,284.0	$27,506.4	$25,964.0

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF CASH FLOWS
For the Years Ended October 31, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Cash Flows from Operating Activities
Net income	$1,874.4	$873.1	$372.4	$202.3
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	6.3	35.3	100.1	196.5
Provision for depreciation and amortization	548.7	516.2	424.6	409.0
Goodwill impairment charges	27.2	289.2
Undistributed earnings of unconsolidated subsidiaries and affiliates	(156.7)	(195.1)	(.9)	(.5)
Provision for deferred income taxes	74.8	83.2	100.2	88.4
Changes in assets and liabilities:
Receivables	(333.0)	325.9	(5.6)	1.2
Inventories	(647.7)	773.0
Accounts payable and accrued expenses	1,062.9	(1,127.2)	5.7	18.1
Accrued income taxes payable/receivable	6.5	(247.0)	15.6	12.9
Retirement benefits	(140.1)	(25.7)	(14.0)	(2.1)
Other	221.6	123.7	276.1	(29.2)
Net cash provided by operating activities	2,544.9	1,424.6	1,274.2	896.6

Cash Flows from Investing Activities
Collections of receivables			35,733.5	33,791.5
Proceeds from sales of financing receivables			18.3	34.0
Proceeds from maturities and sales of marketable securities		803.4	38.4	21.7
Proceeds from sales of equipment on operating leases			621.9	477.3
Government grants related to property and equipment			92.3
Proceeds from sales of businesses, net of cash sold	34.9
Cost of receivables acquired			(37,966.2)	(33,698.9)
Purchases of marketable securities		(7.6)	(63.4)	(22.0)
Purchases of property and equipment	(735.5)	(788.0)	(26.2)	(118.7)
Cost of equipment on operating leases acquired			(1,098.4)	(834.4)
Increase in investment in Financial Services	(43.8)	(60.0)
Acquisitions of businesses, net of cash acquired	(37.2)	(49.8)	(8.3)
Other	(32.9)	(20.7)		18.8
Net cash used for investing activities	(814.5)	(122.7)	(2,658.1)	(330.7)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(127.9)	(52.2)	883.9	(1,332.6)
Change in intercompany receivables/payables	(1,229.9)	550.9	1,229.9	(550.9)
Proceeds from long-term borrowings	305.0	1,384.8	2,316.0	4,898.0
Payments of long-term borrowings	(311.5)	(75.6)	(3,364.2)	(3,754.7)
Proceeds from issuance of common stock	129.1	16.5
Repurchases of common stock	(358.8)	(3.2)
Capital investment from Equipment Operations			43.8	60.0
Dividends paid	(483.5)	(473.4)	(217.2)
Excess tax benefits from share-based compensation	43.5	4.6
Other	(20.7)	(25.8)	(20.6)	(116.1)
Net cash provided by (used for) financing activities	(2,054.7)	1,326.6	871.6	(796.3)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(17.2)	26.7	(7.3)	15.5

Net Increase (Decrease) in Cash and Cash Equivalents	(341.5)	2,655.2	(519.6)	(214.9)
Cash and Cash Equivalents at Beginning of Year	3,689.8	1,034.6	961.9	1,176.8
Cash and Cash Equivalents at End of Year	$3,348.3	$3,689.8	$442.3	$961.9

*     Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.